UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2011
National American University Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34751	83-0479936

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 S. Highway 16, Suite 200 Rapid City, SD	57701

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (605) 721-5220
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.
(e) On August 29, 2011, Dlorah, Inc., a South Dakota corporation and a wholly-owned subsidiary of National American University Holdings, Inc. (the “Company”), entered into a new executive employment agreement, dated effective as of June 1, 2011, with Dr. Ronald Shape, Chief Executive Officer of National American University Holdings, Inc. and the Company (the “Employment Agreement”). The Employment Agreement replaces and supersedes Dr. Shape’s prior employment agreement with the Company dated effective as of June 1, 2010 (the “Prior Agreement”). The Prior Agreement was filed as an Exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2010.
The term of Dr. Shape’s Employment Agreement continues on an at-will basis until terminated by either party upon twenty four (24) months advance written notice. The Employment Agreement provides for an initial annual base compensation of $427,500 that is subject to review and change from time to time by the Board of Directors and allows Dr. Shape to participate in any bonus and incentive compensation plans and any stock ownership or stock option plans or programs the Company may adopt for its executives. The Employment Agreement also provides that Dr. Shape is entitled to participate in the Company’s benefit programs for its employees, to receive customary and usual fringe benefits for its executives, to take up to five weeks paid time off and to be reimbursed for his business expenses.
In the event that Dr. Shape’s employment is terminated by the Company without “cause” or by Dr. Shape for “good reason” (as those terms are defined in the Employment Agreement), Dr. Shape will be entitled to (i) his base salary then in effect, prorated to the date of termination, (ii) the remaining installments, if any, for any bonus earned for the year prior to the year in which the termination occurs, (iii) severance pay in a gross amount equal to 24 months of annualized base salary at the time of termination, plus a pro rata portion of any bonus or incentive compensation Dr. Shape would have earned had he been employed for the full fiscal year in which his employment terminates, but only if the annual performance metrics for that year were achieved, and (iv) COBRA and continuation premiums for monthly health and dental insurance to continue the coverage in effect at termination for Dr. Shape and his dependents for a period of twelve months following termination.
The Employment Agreement includes an agreement by Dr. Shape that he will not disclose any confidential information of the Company at any time during or after employment. In addition, the covenant not to compete set forth in the Employment Agreement will terminate 15 months after termination of Dr. Shape’s employment with the Company. The Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.
The description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document which is filed as an exhibit to this Current Report on Form 8-K.
Item 8.01 Other Events.
On August 30, 2011, the Company issued a press release announcing that on August 29, 2011, the Company’s Board of Directors declared a cash dividend in the amount of $0.03 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on September 30, 2011.
The dividends will be payable on or about October 7, 2011. The Company operates on a May 31st fiscal year.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is filed herewith:

Exhibit Number	Description

10.1	Amended and Restated Executive Employment Agreement

99.1	Press Release, dated August 30, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.
By:	/s/ Ronald L. Shape
Ronald L. Shape, Ed. D.
Chief Executive Officer
Date: August 30, 2011

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Amended and Restated Executive Employment Agreement

99.1	Press Release, dated August 30, 2011